UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☒       Definitive Proxy Statement

TORBAY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting
November 27, 2007

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Torbay Holdings, Inc, a Delaware corporation (the “Company”), will be held in the 5 th floor conference room 4590 MacArthur Blvd, Newport Beach, CA 92660 on Tuesday, November 27, 2007 at 4:00 p.m. local time for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1. To elect three directors of the Company to serve for a term of one year or until their successors are duly elected and qualified;

2. To increase the number of shares of common stock of the Company from 250,000,000 to 450,000,000 shares;

3. To increase the number of preferred shares of the Company from 20,000,000 to 30,000,000 shares;

4. To change the name of the Company to ICC Worldwide, Inc.;

5. To ratify the appointment of Holtz Rubenstein Reminick LLP as independent auditors of the Company for the fiscal year ending December 31, 2007

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record as of the close of business on October 2, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting, or at the office of the Secretary of the Corporation, Ste 500, 4590 MacArthur Blvd, Newport Beach, CA 92660 for a period of ten (10) days prior to the Annual Meeting.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006 and the Company’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007 and June 30, 2007 are being mailed to stockholders concurrently herewith. Your attention is directed to the accompanying Proxy Statement for the text of matters to be proposed at the Annual Meeting and further information regarding each proposal to be made.

Stockholders unable to attend the Annual Meeting in person are asked to complete, date, and sign the enclosed proxy and return it promptly in the enclosed envelope. If you attend the annual meeting, you may revoke your proxy in person if you wish.

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU
INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON.

By Order of the Board of Directors

George Q. Stevens
Chairman of the Board

Irvine, California
October 29, 2007

TORBAY HOLDINGS, INC.
2967 Michelson Dr Ste G444
Irvine, CA 92610

__________________

PROXY STATEMENT
__________________

Annual Meeting of Stockholders
November 27, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors of Torbay Holdings, Inc., a Delaware corporation (the “Board” and the “Company,” respectively), in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Tuesday, November 27, 2007 at 4:00 pm local time, in the 5 th floor conference room, 4590 MacArthur Blvd., Newport Beach, CA 92660 and at any adjournments or postponements thereof. The principal executive office of the Company is located at 4590 MacArthur Blvd., Newport Beach, CA 92660 and the Company’s telephone number is (949) 200-7569. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement and the Notice of Annual Meeting and proxy are being mailed on or about October 29, 2007 to all stockholders entitled to vote at the Annual Meeting.

GENERAL INFORMATION ABOUT THE MEETING

The close of business on October 2, 2007 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, the Company’s outstanding voting securities consisted of 190,277,900 shares of Common Stock, which were held by approximately 405 stockholders of record, and 7,500,000 shares of Series B preferred stock which were held by one stockholder of record. Each share of common stock is entitled to one vote per common share. Each share of Series B preferred stock is entitled to sixty votes per preferred share. Therefore, on each matter on which a vote shall be taken, the total number of votes which might be cast by holders of Common Stock is 190,277,900 and the total number of votes which might be cast by holders of Series B preferred stock is 450,000,000. The shares of Common Stock and Series B preferred stock shall vote as a single class on all matters to be voted upon at the Annual Meeting. Therefore, the sole holder of shares of Series B preferred stock, if present and voting all of such shares at the Annual Meeting shall have sufficient voting power to control the outcome of each matter voted upon at the Annual Meeting.

The Black Diamond Fund, LLLP (“Black Diamond”) held 35,000,000 shares of common stock and all 7,500,000 outstanding shares of the Series B preferred stock on October 2, 2007 and has informed management that it intends to vote all of its shares “FOR” the six proposals set forth in the Notice of the Annual Meeting.

Holders of the Company’s outstanding voting securities having a majority of the voting power on all matters to be voted upon must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the shares present, in person or by proxy, at the Annual Meeting do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Shares that are voted “FOR”, AGAINST”, “WITHHOLD AUTHORITY”, or “ABSTAIN” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker “non-votes” (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will also be counted as present for purposes of determining the presence of a quorum.

Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a vote against such proposals. Because directors are elected by a plurality of the votes of the shares represented at the Annual Meeting, abstentions will have no effect on the outcome of the election of directors.

Broker non-votes will be counted for the purpose of determining the presence of a quorum. Charter amendments require a majority of all votes, thus broker non-votes have the same effect as a vote against proposals 2, 3, and 4. As proposals 5 and 6 require a simple majority of votes cast, broker non-votes will have no effect on these proposals.

Whether or not you are able to attend the Annual Meeting, the Company urges you to submit your proxy, which is solicited by the Board. You are urged to give instructions as to how to vote your shares. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Any proxy for which no instructions are given will be voted in accordance with the following recommendations of the Company’s Board of Directors:

1.
      “FOR” the election of George Q. Stevens, Carmine Castellano, and Dr. Harvey Altholtz as directors to serve a term of one (1) year expiring at the Annual Meeting of Stockholders in 2008 or until their successors are duly elected and qualified; and

2.	“FOR” the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock the Company from 250,000,000 to 450,000,000; and

3.	“FOR” the amendment to the Company’s Certificate of Incorporation to increase the number of “blank check” preferred stock shares of the Company from 20,000,000 to 30,000,000; and

4.	“FOR” the amendment to the Company’s Certificate of Incorporation to change the name of the Company to ICC Worldwide, Inc.; and

5.	“FOR” the ratification of the appointment of Holtz Rubenstein Reminick LLP as independent auditors of the Company for the fiscal year ending December 31, 2007.

The Company is not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the persons designated in the enclosed proxy (the “Proxy Agents”) will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to the Secretary of the Company, (ii) filing a duly executed proxy bearing a later date with the Company or (iii) attending the Annual Meeting and voting in person.

The costs of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and the proxy, will be borne by the Company. The Company will request brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of the Company’s voting securities. The Company may reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone or facsimile. Except as described above, the Company does not intend to solicit proxies other than by mail.

Stockholder Communications with the Board

A stockholder that desires to communicate directly with the Board or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Torbay Holdings, Inc., attention Corporate Secretary, 2967 Michelson Dr., Ste G444, Irvine, CA 92612-0657. If such communication is intended for some but not all of the members of the Board the intended recipients should be clearly indicated in bold type at the beginning of the letter.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In general, beneficial ownership includes those shares as to which a person has the power to vote, sell, or otherwise dispose. Beneficial ownership also includes that number of shares, which an individual has the right to acquire within 60 days (for example, by the exercise of stock options). Two or more persons may be considered the beneficial owner of the same shares. "Voting power" is the power to vote or direct the voting of shares, and "investment power" includes the power to dispose or direct the disposition of shares. The inclusion in this section of any shares deemed beneficially owned does not constitute an admission by that person of beneficial ownership of those shares.

The following table contains certain information regarding beneficial ownership of the voting securities as of October 2, 2007 by (i) persons known to us to be the beneficial owner of more than 5% of the Company’s voting securities, (ii) each of the current Directors, (iii) each executive officer, and (iv) all Directors and executive officers as a group.

Security Ownership of Capital Stock by Certain Beneficial Owners at October 2, 2007

Class of Stock	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Per Cent of Class (1)	Per Cent of Class (2)
	The Black Diamond Fund, LLLP 1800 Second St Ste 758 Sarasota, FL 34236	35,000,000 (2)(3)(4)	18.4%
	Nutmeg Group, LLC 155 Revere Dr Ste 10 Northbrook, IL 60062	60,615,707 (3)(5)	26.1%
	Financial Alchemy, LLC 155 Revere Dr Ste 10 Northbrook, IL 60062	11,538,461	6.1%
	Directors and Officers
	George Q. Stevens 2967 Michelson Dr Ste G444 Irvine, CA 92610	4,000,000 (3)	2.1%
	Dr. Harvey Altholtz 1800 Second St, Ste 758 Sarasota, FL 34236	0 (4)	0
Common Stock	Richard K. Lauer 2967 Michelson Dr Ste G444 Irvine, CA 92610	4,000,000 (6)	2.1%
	Carmine Castellano 2967 Michelson Dr Ste G444 Irvine, CA 92610	0 (7)	0
	William T. Large 2967 Michelson Dr Ste G444 Irvine, CA 92610	17,599,582 (8)	9.2%
	Alexander G. Lane 2967 Michelson Dr Ste G444 Irvine, CA 92610	5,783,827 (9)	3.0%
	Thomas A. Marchant 2967 Michelson Dr Ste G444 Irvine, CA 92610	1,521,638 (10)	0.8%
	All Directors and Officers as a group (4 people)(11)	8,000,000	4.0%
Series B Preferred Stock (12)	The Black Diamond Fund, LLLP 1800 Second St #758 Sarasota, FL 34236	7,500,000		100.0%

Notes:

(1)	Computed based on a total of 190,277,900 shares of common stock outstanding as of October 2, 2007.
(2)
Computed based on a total of 7,500,000 shares of Series B preferred stock outstanding on October 2, 2007. Subsequent to October 2, 2007, which is the record date for the determination of those stockholders entitled to vote at the Annual Meeting, Black Diamond exchanged all its 7,500,000 shares of Series B preferred stock for 7,500,000 shares of Series C preferred stock pursuant to an agreement between Black Diamond and the Company signed on September 28, 2007. There is no difference in Black Diamond’s voting participation as a result of such exchange since the Series B and Series C preferred stock have the same voting rights at 60 votes per share. However, while the Series B preferred stock is not by its term convertible into common stock, the Series C preferred stock is convertible at the option of the holder into common stock at the initial rate (subject to adjustment upon the occurrence of certain events) of ten shares of common stock for each share of Series C preferred stock converted. Therefore, upon the issuance of the Series C preferred stock to Black Diamond, Black Diamond’s beneficial ownership of the Company’s common stock increased from 35,000,000 to 110,000,000 shares.

(3)
George Stevens serves as an advisor to the Nutmeg Group and Black Diamond. Mr. Stevens was elected to the Board and as Chairman of the Board of the Company on June 29, 2007. Mr. Stevens holds fully vested, non-qualified stock options to purchase 4,000,000 shares of the Company’s common stock. Such shares are not included in the shares reported as beneficially owned by the Nutmeg Group.

(4)	Dr. Harvey Altholtz was elected to the Board of Directors on September 26, 2007. Dr. Altholtz is a financial advisor with Wealth Strategy Partners LLP which is the general partner of Black Diamond.
(5)
Includes warrants to purchase 7,500,000 shares of common stock which are currently exercisable and 33,191,239 shares currently issuable upon conversion of a note receivable from the Company, including accrued interest through October 2, 2007.

(6)	Richard K Lauer is President, Chief Executive Officer and Corporate Secretary of the Company. Mr. Lauer holds fully vested, non-qualified stock options to purchase 4,000,000 shares of common stock.
(7)
Carmine Castellano may be issued up to 22,500,000 shares of common stock and 1,250,000 shares of Series B preferred stock under the purchase agreement by which the Company purchased the shares of ICC-Italy S.r.l on August 20, 2007 if certain operating and financial milestones are met. Mr. Castellano was elected to the Board on June 29, 2007.

(8)
Mr. Large is a former director and executive officer of the Company, having resigned as Chief Executive Officer on June 9, 2007 and as a director on September 25, 2007. The amount of shares reported as beneficially owned includes 120,000 shares of common stock held by Mr. Large’s minor children.

(9)	Mr. Lane is a former Chairman of the Board, having resigned from the Board on June 29, 2007.
(10)	Mr. Marchant is a former director of the Company, having resigned from the Board on June 29, 2007.
(11)	Includes shares beneficially owned only by executive officers and directors holding office on October 2, 2007.
(12)	The Series B preferred stock entitles the holder to vote 60 votes per preferred share and votes as a single class with the common stock on all matters on which a vote of the stockholders is taken.

Change in Control

On June 29, 2007, a change in control of the Company occurred. On such date, the Company sold 35,000,000 shares of common stock and 7,500,000 shares of its Series B preferred stock to Black Diamond for a total of $1,778,000 in cash, which purchase price was paid from the working capital of Black Diamond. The Series B preferred stock is entitled to 60 votes per preferred share while the shares of common stock are entitled to one vote per share on all matters requiring a stockholder vote. Black Diamond can vote approximately 76% of the votes entitled to be cast on any matter on which a vote of stockholders can be taken at the Annual Meeting. Subsequent to October 2, 2007, which is the record date for the determination of those stockholders entitled to vote at the Annual Meeting, all the Series B preferred stock held by Black Diamond were exchanged for 7,500,000 shares of Series C preferred stock pursuant to an agreement between the Company and Black Diamond signed on September 28, 2007.Therefore, the Series B preferred stock rather than the Series C preferred stock may be voted at the Annual Meeting. There is no difference in Black Diamond’s voting participation at the Annual Meeting since the Series B and Series C preferred stock have the same voting rights at 60 votes per preferred stock share.

On June 29, 2007 Mr. George Stevens, an advisor to both Black Diamond and the Nutmeg Group LLC, was elected Chairman of the Board. Mr. Carmine Castellano was also elected to the Board on June 29, 2007 at the recommendation of Mr. Stevens. Dr. Harvey Altholtz is a financial adviser with Wealth Strategy Partners, LLP which is the general partner of Black Diamond and was elected to the Board on September 26, 2007. Following the election of Mr. Stevens and Mr. Castellano to the Board in June 2007, Mr. Alexander Gordon Lane and Mr. Thomas Marchant resigned from the Board on June 29, 2007. William Thomas Large resigned from the Board in September 25, 2007.

EXECUTIVE COMPENSATION

The following table presents the total of all the compensation arrangements of the executive officers of the Company for the fiscal years ended December 31, 2006 and December 31, 2005.

Executive Officers Summary Compensation Table for Fiscal Years Ended December 31, 2006 and 2005

Name and Principal Position	Year	Salary (cash or non- cash) ($)	Bonus (cash or non- cash) ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

William Large,	2006	59,723	—	128,000	(1)	—	—	—	—	187,723
Chief Executive Officer	2005	39,298	—	32,000	(1)	—	—	—	—	71,298

Alexander Gordon Lane,	2006	26,603	—	74,240	(2)	—	—	—	—	100,843
Chairman of the Board	2005	32,001	—	18,560	(2)	—	—	—	—	50,561

(1)
In 2005 the Company issued to Mr. Large a certificate for 8,000,000 shares of common stock valued at $.02 per share. The Company expensed 20% of the value of such shares in 2005 (representing an aggregate of $32,000) and the remaining 80% of the value of such shares (representing an aggregate of $128,000) in 2006.

(2)
In 2005 the Company issued to Mr. Lane a certificate for 4,640,000 shares of common stock valued at $.02 per share. The Company expensed 20% of the value of such shares in 2005 (representing an aggregate of $18,560) and the remaining 80% of the value of such shares (representing an aggregate of $74,240) in 2006.

Director Compensation

During the fiscal year ended December 31, 2006, no officer or director received any type of compensation from the Company for serving as a director. No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation.

Employment Agreements

There are no employment agreements between the Company and any of its executive officers or other employees.

Stock Options

No persons were granted stock options by the Company during the fiscal years ended December 31, 2005 or December 31, 2006 and no officer or director held any options to purchase any securities of the Company as of December 31, 2006.

On September 10, 2007, George Q. Stevens, Chairman of the Board of Directors of the Company, and Richard K. Lauer, President and Chief Executive Officer of the Company, were granted 4,000,000 non-statutory stock options each. The options are to purchase the common stock of the Company at $.006 per share, which was the closing price of the common stock on that date. The options vest immediately and have a life of 10 years from the date of grant.

Certain Relationships and Related Transactions

A related person transaction is any transaction in which the Company is a participant, the amount involved exceeds $120,000 and an officer or director of the Company has a direct or indirect material interest.

The Company is not aware of any related person transactions during the fiscal year ended December 31, 2006.

PROPOSAL ONE
ELECTION OF DIRECTORS

General

The Bylaws of the Company provide that the Board is to be composed of no less than one (1) and no more than five (5) directors. The exact number of directors is currently set at three (3) by resolution of the Board. The directors are elected to serve until the next Annual Meeting of the Stockholders or until his or her successor shall be elected and qualified.

The Board knows of no reason why any of the following nominees would be unable or unwilling to serve, but if one or more nominees should, for any reason, be unable or unwilling to serve, the Proxy Agents will vote proxies given for the election of a nominee for the election of such other person to the office of director as the Board may recommend in the place of such nominee.

All persons nominated for election to the Board of Directors are expected to be present at the Annual Meeting on November 27, 2007.

Voting Information

Proxies solicited by the Board will, unless otherwise directed, be voted to elect the nominees proposed by the Board. A stockholder submitting a proxy may vote for the nominee for election to the Board or may withhold his or her vote from such nominee. Directors are elected by a plurality of votes, and, therefore, if a quorum is present and voting, the nominee receiving the highest number of affirmative votes will be elected to the Board. Abstentions and broker non-votes, while included for the purpose of determining the presence of a quorum at the Annual Meeting, will have no effect on the vote. The Proxy Agents will vote your shares “FOR” the nominee unless instructions to the contrary are indicated in the enclosed proxy.

Nominees have agreed to serve the Company as directors if elected. However, should a nominee become unwilling or unable to serve if elected, the Proxy Agents will exercise their voting power in favor of such other person as the Board may recommend. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Current Directors

The following table sets forth the names, ages as of October 2, 2007 and committee memberships of the current directors of the Company all of whom are nominated for re-election, and the dates they joined the Board of Directors.:

Name of Director	Age	Director Since
George Q. Stevens	63	June 29, 2007
Carmine Castellano	73	June 29, 2007
Dr. Harvey Altholtz	61	September 26, 2007

The following is a brief summary of the background of each director:

Mr. Stevens joined the Board on June 29, 2007 upon the investment of Black Diamond to which Mr. Stevens is an advisor. For thirty-five years, George Stevens has been involved in mergers & acquisitions, start-up companies and the restoration of troubled businesses.   In 1986, he formed Stevens Information Systems, a firm which specialized in information technology.  Stevens Information Systems was sold to its employees in 2003 and Mr. Stevens remained as Chairman until early 2005.  In January 2006, Mr. Stevens started the Stevens Resource Group which specializes in investment assessments, due diligence and business consulting for the investment banking and private placement fields.  Mr. Stevens was educated at Seattle University, majoring in Commerce and Finance.

Mr. Castellano joined the Board on June 29, 2007 upon the investment of Black Diamond. Since 1999 Mr. Castellano has been an investor in Commvision S.r.l. and Gold West Ltd., two Italian companies whose focus was the sale of telecommunications and related services to business establishments which catered to immigrant workers in Italy. Mr. Castellano and Mr. Alfred Settino started ICC-Italy, S.r.l in August, 2007 based on their experience with Commvision, S.r.l and Gold West Ltd. both of which have now been closed down. The Company acquired ICC-Italy, S.r.l. shortly after its formation in August, 2007. Mr. Castellano lives in New York State and is a graduate of Fordham University. Mr. Castellano speaks fluent Italian and has family ties in Italy. Mr. Settino serves as the president and chief executive officer of ICC-Italy, S.r.l.

Dr. Harvey Altholtz, DMD, Wealth Strategy Partners, LLP. Since 2000 Dr. Altholtz has been actively involved in tax, insurance, and investment planning for high net worth individuals as part of Wealth Strategy Partners, LLP which is the general partner of Black Diamond. Dr. Altholtz obtained his undergraduate and graduate education at the University of Pittsburgh.

To the Company’s knowledge, there are no family relationships among the officer and /or any directors.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2006, the Board of Directors of the Company met one time. No Board actions were taken by unanimous written consent. All Board members were present in person or by telephone. Due to the small size of the Company, the Board had no standing committees during the fiscal year and operated as a committee of the whole when considering questions of its compensation, nominating, audit, and corporate governance responsibilities.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the calendar year ended December 31, 2006, and to date, all Section 16(a) filing requirements applicable to its insiders were complied with, except that William Thomas Large, a former officer and Chief Executive Officer of the Company, and Thomas Marchant, a former director of the Company, have not filed any reports under Section 16(a) of the Exchange Act.

Director Independence

The Company believes that George Stevens and Dr. Harvey Altholtz are independent directors pursuant to the definition of “independent director” under NASDAQ, Marketplace Rule 4200(a)(15).  The Company believes that Carmine Castellano is not an independent director because under a purchase agreement by which the Company purchased the shares of ICC-Italy S.r.l on August 20, 2007, Mr. Castellano may be issued up to 22,500,000 shares of the Company’s Common Stock and 1,250,000 shares of the Company’s Series B preferred stock if certain operating and financial milestones are met in accordance with the agreement.

All the Directors are expected to be in attendance at the Annual Meeting on November 27, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL ONE

PROPOSAL TWO
APPROVAL OF AN AMENDMENT TO THE COMPANY’S  CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF THE COMPANY’S COMMON
STOCK TO 450 MILLION SHARES

General

The Board of Directors of the Company is recommending that the stockholders amend the Company’s Certificate of Incorporation in order to increase the authorized number of shares of Common Stock to 450 million shares. The Company currently has 250 million authorized shares of Common Stock.

Purposes And Effects Of The Proposal

The proposed increase in authorized Common Stock has been recommended by the Board of Directors to assure that an adequate supply of authorized, unissued shares of Common Stock is available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue Common Stock in connection with potential financings without the expense and delay incidental to obtaining further stockholder approval of an amendment to the Company’s Certificate of Incorporation at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company’s securities may then be listed. The additional authorized shares of Common Stock would allow the Company to conduct public offerings or private placements of equity to finance its plan of operations.

When issued, any additional shares of Common Stock authorized by the amendment will have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. Holders of Common Stock have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of Common Stock when such shares are issued.

There are currently 190,277,900 shares of the Company’s common stock outstanding. The Company has reserved 11,000,000 shares for issuance upon exercise of non-statutory stock options already granted and 45,000,000 shares for possible award to Carmine Castellano and Alfred Settino under the agreement by which the Company purchased the stock of ICC Italy S.r.l. on August 20, 2007. The conversion of all of the outstanding Series C preferred stock to common stock would require the issuance of 75,000,000 shares of common stock. Thus, the Company does not have a sufficient number of authorized but unissued and unreserved shares of Common Stock to issue upon conversion of all of the outstanding Series C preferred stock.

Use Of Additional Shares of Common Stock

Except as explained in the next paragraphs the Company does not presently have any definitive plans, arrangements or understandings with respect to the issuance of any of the additional shares of Common Stock it is proposing to authorize; however, as stated above, the proposed increase in the Common Stock the Company is authorized to issue has been recommended by the Board of Directors to assure that an adequate supply of authorized, unissued shares of Common Stock is available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue Common Stock in connection with private placements of equity securities or other financings without the expense and delay incidental to obtaining stockholder approval of an amendment to the Certificate of Incorporation at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company’s securities may then be listed. As stated above, such shares would be available for issuance without further action by the stockholders unless required by applicable law.

The increase in the number of shares of authorized common stock will allow the holders of the Company’s Series C preferred stock to convert to common stock at the option of the preferred stock holder at the rate of one share of preferred stock to ten shares of common stock. Pursuant to an agreement signed on September 28, 2007, Black Diamond exchanged all 7,500,000 shares of its Series B preferred stock for 7,500,000 shares of Series C preferred stock. If all the Series C preferred stock is converted to common stock, an additional 75,000,000 shares of common stock would be required. The conversion of all the Series C preferred stock is contingent upon the approval by the stockholders of this proposal to increase the number of shares of authorized common shares.

The Series B preferred stock is not currently convertible. Approval by the stockholders of this proposal to increase the number of the Company’s common shares would allow the Company to negotiate a conversion feature for those shares of the Series B preferred stock that were exchanged for Series C preferred stock. The Company has the contingent obligation to issue 2,500,000 shares of its Series B preferred stock based on the achievement of certain financial and operating milestones in the agreement as part of its acquisition of ICC Italy S.r.l on August 20, 2007. Under the ICC Italy S.r.l agreement, those Series B preferred stock shares, if issued, would not be issued until after December 31, 2007.

The increase in the number of shares of authorized common stock would also allow the Company to reserve shares for the conversion of the Note by Nutmeg and the exercise the warrants held by Nutmeg.

The Company expects to issue non-statutory stock options to key employees in the United States and in foreign subsidiaries the Company may form. The Company believes that such stock option programs will help employees better identify with the goals and objectives of the stockholders of the Company which is most directly expressed in the Company’s stock price. There are currently 11,000,000 non-statutory stock options outstanding.

Although the Board of Directors has no present intention of issuing additional shares for such purposes, the proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The increase in the authorized shares of Common Stock has not, however, been proposed for an anti-takeover-related purpose and the Company has no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of the Company’s Common Stock.

This Proposal Two is not part of any plan by the Company to adopt a series of amendments to its Certificate of Incorporation or Bylaws so as to render the takeover of the Company more difficult. Moreover, the Company is not submitting this Proposal Two to enable the Company to frustrate any efforts by another party to acquire a controlling interest or to seek representation on the Board of Directors.

The issuance of additional shares of Common Stock may furthermore, depending upon the circumstances under which such shares are issued, reduce stockholders' equity per share and may reduce the percentage ownership of Common Stock by existing stockholders. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of shares of Common Stock that would become authorized by the amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

The form of the amendment is included with this proxy statement as Exhibit A. Please note that the Certificate of Amendment attached hereto as Exhibit A assumes that all proposals in this Proxy Statement will be adopted by stockholders. If the stockholders do not adopt this proposal, the language in the Certificate of Amendment reflecting this proposal will not be included in the Certificate of Amendment when filed with the Secretary of State of Delaware.

Votes Required to Approve the Increase in the Number of Authorized Shares of Common Stock

Approval of the amendment to the Company’s Certificate of Incorporation in order to increase the number of authorized shares of Common Stock from 250 million to 450 million requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as “against” votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL TWO.

PROPOSAL THREE
APPROVAL OF AN AMENDMENT TO THE COMPANY’S  CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF THE COMPANY’S “BLANK CHECK” PREFERRED STOCK TO 30 MILLION SHARES

General

The Board of Directors of the Company is recommending that the stockholders amend the Company’s Certificate of Incorporation in order to increase the number of authorized shares of “blank check” Preferred Stock from 20,000,000 to 30,000,000.

Purposes And Effects Of The Proposal

The proposed amendment to increase the number of authorized shares of “blank check” Preferred Stock from 20,000,000 to 30,000,000 has been recommended by the Board of Directors to assure that shares of “blank check” Preferred Stock are available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue such Preferred Stock in connection with potential financings without the expense and delay incidental to obtaining stockholder approval of an amendment to the Company’s Certificate of Incorporation at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company’s securities may then be listed. The authorized shares of Preferred Stock would allow the Company to conduct private placements of equity to finance its plan of operations.

The Company currently has 700,000 shares of preferred stock designated as Series 1 and 10,000,000 shares of preferred stock designated as Series B preferred stock and 7,500,000 shares of preferred stock designated as Series C preferred stock. None of the Series 1 preferred is outstanding and the Board has no plans to reissue the Series 1.

The Company currently has 10,000,000 shares of preferred stock designated as Series B. On September 28, 2007, Black Diamond agreed to exchange all its 7,500,000 shares of Series B preferred stock for 7,500,000 shares of Series C preferred stock. The exchange was part of the Second Amendment to the original stock purchase agreement of June 29, 2007 wherein Black Diamond purchased 35,000,000 shares of the Company’s common stock and 7,500,000 shares of the Company’s Series B preferred stock. In return for the Series C preferred stock, Black Diamond agreed to modify a put option included in the purchase agreement under which Black Diamond could require the Company to begin redeeming the Series B preferred stock under a schedule of fixed cash payments starting in August, 2008.

After Black Diamond exchanged its Series B preferred stock for the Series C preferred stock, there were then no other shares of Series B preferred stock outstanding.

The Company has the contingent obligation to issue 2,500,000 shares of its Series B preferred stock based on the achievement of certain financial and operating milestones in the agreement as part of its acquisition of ICC Italy S.r.l on August 20, 2007. Under the ICC Italy S.r.l agreement, those Series B preferred stock shares, if issued, would not be issued until after December 31, 2007.

The term "blank check" refers to Preferred Stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of which are determined by the Board of Directors upon issuance. The authorization of such "blank check" Preferred Stock would permit the Board of Directors to authorize and issue Preferred Stock from time to time in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and the limitations prescribed by applicable law or by the rules of any stock exchange on which the Company’s securities may then be listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Board of Directors would be required to make any determination to issue shares of Preferred Stock based on its judgment as to the best interests of the Company and its stockholders.

This amendment to the Company's Certificate of Incorporation would give the Board of Directors flexibility, without further stockholder action (except as may be required by applicable law or by the rules of any stock exchange on which the Company’s securities may then be listed), to issue Preferred Stock on such terms and conditions as the Board of Directors deems to be in the best interests of the Company and its stockholders. This amendment would provide the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to Common Stock.

Use Of Additional Preferred Stock

The Company does not presently have any definitive plans, arrangements or understandings with respect to the issuance of any of the proposed shares of Preferred Stock; however, as stated above, the proposed preferred stock the Company would be authorized to issue has been recommended by the Board of Directors to assure that shares of Preferred Stock are available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue Preferred Stock in connection with private placements of equity securities or other financings without the expense and delay incidental to obtaining stockholder approval of an amendment to the Certificate of Incorporation at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company’s securities may then be listed.

Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible Preferred Stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of Preferred Stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. This creation of Preferred Stock has not, however, been proposed for an anti-takeover-related purpose and the Company has no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of the Company’s voting stock.

This Proposal Three is not part of any plan by the Company to adopt a series of amendments to its Certificate of Incorporation or Bylaws so as to render the takeover of the Company more difficult. Moreover, the Company is not submitting this Proposal Three to enable the Company to frustrate any efforts by another party to acquire a controlling interest or to seek representation on the Board of Directors.

The issuance of additional shares of Common Stock upon any conversions of Preferred Stock may furthermore, depending upon the circumstances under which such shares are issued, reduce stockholders' equity per share and may reduce the percentage ownership of Common Stock by existing stockholders. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of shares of Preferred Stock that would become authorized by the amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

The form of the amendment is included with this proxy statement as Exhibit A. Please note that the Certificate of Amendment attached hereto as Exhibit A assumes that all proposals in this Proxy Statement will be adopted by stockholders. If the stockholders do not adopt this proposal, the language in the Certificate of Amendment reflecting this proposal will not be included in the Certificate of Amendment when filed with the Secretary of State of Delaware.

Votes Required to Approve the Increase in the Number of Authorized Shares of Blank Check Preferred Stock

Approval of the amendment to the Company’s Certificate of Incorporation in order to increase the number of authorized shares of “blank check” Preferred Stock from 20 million to 30 million requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as “against” votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL THREE.

PROPOSAL FOUR
APPROVAL OF A CHANGE OF THE NAME OF THE CORPORATION

The Board of Directors of the Company is recommending that the stockholders amend the Company’s Certificate of Incorporation in order to change the name of the Company from Torbay Holdings, Inc. to ICC Worldwide, Inc.

While not the legal name of the Company, ICC could be understood to mean “internet communications company” which the Board of Directors believes better reflects the future principal activities of the Company. The Company plans to focus on building a distribution network focused on stores providing telecommunications, entertainment, basic foods, financial services, and certain other products and services to ethnic immigrant worker communities in Europe starting in Italy. As the Company is successful in Italy, the Company plans to expand the network of stores to include other European companies. Therefore, the Company believes that the name ICC Worldwide, Inc. will more accurately reflect the business of the Company than its present name.

Votes Required To Approve The Name Change

Approval of the amendment to the Company’s Certificate of Incorporation in required in order to change the name of the Company requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as “against” votes.

The form of the amendment is included with this proxy statement as Exhibit A. Please note that the Certificate of Amendment attached hereto as Exhibit A assumes that all proposals in this Proxy Statement will be adopted by stockholders. If the stockholders do not adopt this proposal, the language in the Certificate of Amendment reflecting this proposal will not be included in the Certificate of Amendment when filed with the Secretary of State of Delaware.

THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE "FOR" PROPOSAL FOUR

PROPOSAL FIVE
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Board of Director s has selected Holtz Rubenstein Reminick LLP (“HRR”) as the independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further submitted the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Neither the governing documents of the Company nor any applicable law require stockholder ratification of the selection of HRR as the independent registered public accounting firm. The Board of Directors, however, is submitting the selection of HRR to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain HRR. Even if the selection is ratified, however, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and those of the stockholders. The Board may also change the ending date of the fiscal year if such a change would be in the best interests of the Company and the Company’s stockholders.

A representative of HRR is not expected to be present at the Annual Meeting on November 27, 2007.

As reported in the Company’s Current Report on Form 8- K filed on May 5, 2006, on May 1, 2006 the Company dismissed Weinberg &Company, P.A.("Weinberg") as its independent accountant. Weinberg had been previously engaged as the principal accountant to audit the Company's financial statements. The reason for the termination was that the Company desires to work with an auditor in closer geographic proximity to the Company.

Weinberg's audit opinions on the financial statements of the Company as of December 31, 2004 and December 31, 2005 and for the fiscal years then ended did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

In the audit opinion on the financial statements of the Company as of December 31, 2004 and for the years ended December 31, 2003 and December 31, 2004 Weinberg stated:

"The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the Company has a net loss of $1,127,727, a negative cash flow from operations of $143,705, a working capital deficiency of $461,294 and a stockholders' deficiency of $329,416. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 12. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

In the audit opinion on the financial statements of the Company as of December 31, 2005 and for the years ended December 31, 2004 and December 31, 2005 Weinberg stated: "The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the Company has a net loss of $555,070, a negative cash flow from operations of $341,959, a working capital deficiency of $296,250 and a stockholders' deficiency of $208,578. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 12. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

The decision to change accountants was approved by the Company's Board of Directors.

From December 31, 2003 through the date of filing of the Form 8-K, there were no disagreements between the Company and Weinberg on any matter of accounting principles or practices, financial statement disclosure, auditing scope, or procedure, which disagreements, if not resolved to the satisfaction of Weinberg, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of the Company’s financial statements for the year ended December 31, 2006, the Company entered into an engagement agreement with HRR which set forth the terms by which HRR has performed audit and tax services for us. HRR did not audit the Company’s financial statements for the fiscal year ending December 31, 2005.

The following table sets forth the aggregate fees billed by HRR for the services indicated for each of the last fiscal year:

Fiscal Year Ended December 31, 2006
Audit Fees(1)	$59,760
Tax Fees	—
Total Fees	$59,760

(1)
Includes fees for the audit of the Company’s annual financial statements for the years ended December 31, 2006 included in the Company’s Annual Report on Form 10-KSB, the review of the Company’s interim period financial statements included in the Company’s quarterly reports on Form 10-QSB during the fiscal year ended December 31, 2006, the audit of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2006, and related services that are normally provided in connection with regulatory filings or engagements.

Vote Required; Board Recommendation

To be approved, this Proposal Five must receive a “FOR” vote from the holders of a majority of the stockholders entitled to vote either in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes “against” Proposal Five. Broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE "FOR" PROPOSAL FIVE

2008 ANNUAL MEETING

If any stockholder wishes to present a proposal to be considered for inclusion in the proxy materials to be solicited by the Company’s Board of Directors with respect to the next annual meeting of stockholders, such proposal shall have been presented to the Company’s management by September 30, 2008 pursuant to Regulation 14a-8 under the Exchange Act.  Such proposals should be directed to the Company, attention Corporate Secretary, 2967 Michelson Dr., Ste G444, Irvine, CA 92612-0657.

With respect to stockholder proposals not included in the Company’s proxy statement and form of proxy, the Company may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to the Company by September 30, 2008 within a ‘reasonable time’ before the Company mails its proxy materials for the 2008 annual meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known, no matters are to be brought before the Annual Meeting except as specified in this Notice of Annual Meeting; however, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Copies of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007 and June 30, 3007, as filed with the Securities and Exchange Commission (“SEC”), are being provided with this proxy statement. Other required SEC filings may also be obtained from the Company’s website at www.torbayholdings.com by clicking on the link to Yahoo Finance and selecting “SEC Filings” on the left panel. Copies may also be obtained free of charge by sending a written request to Corporate Secretary, Torbay Holdings, Inc. 2967 Michelson Dr., Ste G444, Irvine, CA 92612-0657 .

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” into this proxy statement information filed with the SEC in other documents. This means that the Company can disclose important information by referring to other documents that contain that information. The information may include documents filed after the date of this proxy statement which update and supersede the information you read in this proxy statement. The Company incorporates by reference the documents listed below, except to the extent information in those documents is different from the information contained in this proxy statement.

The following documents filed by us with the SEC are incorporated by reference into the proxy statement:

•	the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC on May 2, 2007; and

•	the Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007 and June 30, 2007 filed with the SEC on May 18, 2007 August 20, 2007, respectively.

You may request a copy of any of these filings at no cost, by writing or calling us at the following address or telephone number:

Torbay Holdings, Inc., attention Corporate Secretary, 2967 Michelson Dr., Ste G444, Irvine, CA 92612-0657. Tel. (949) 200-7569.

By Order of the Board of Directors

George Q Stevens
Chairman of the Board
October 29, 2007
Irvine, CA

Exhibit A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

TORBAY HOLDINGS, INC.

TORBAY HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

FIRST AMENDMENT: that the Certificate of Incorporation of Torbay Holdings, Inc. be amended by striking out the sentence under Article One and substituting in lieu of said sentence the new sentence to read as follows:

The name of the Corporation is ICC Worldwide, Inc.

SECOND AMENDMENT: that the Certificate of Incorporation of Torbay Holdings, Inc. be amended by striking out the first paragraph of Article Four and substituting in lieu of said paragraph the new paragraph to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is 450,000,000 shares of Common Stock having a par value of $.0001 per share and 30,000,000 shares of Preferred Stock having a par value of $.0001 per share.

The foregoing amendments were duly approved by the Board of Directors and the stockholders of said corporation in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have made, signed and subscribed this Certificate of Amendment the 27th day of November, 2007 and affirm that the statements contained herein are true and correct.

___________________
George Q. Stevens
Chairman of the Board

PROXY
TORBAY HOLDINGS, INC.
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George Q. Stevens and Richard K Lauer as Proxy Agents with full power to act without the other and with power to appoint his substitute as the undersigned's proxies to vote all of the undersigned's shares of Common Stock and Preferred Stock of TORBAY HOLDINGS INC., a Delaware corporation (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held in the 5 th floor conference room at 4590 MacArthur Blvd., Newport Beach, CA 92660 on November 27, 2007 at 4:00 p.m. local time, and at any and all adjournments thereof as follows:

I. Election of Directors

George Q. Stevens       ☐ FOR      ☐ AGAINST      ☐ ABSTAIN

Carmine Castellano    ☐ FOR      ☐ AGAINST      ☐ ABSTAIN

Dr. Harvey Altholtz     ☐ FOR      ☐ AGAINST      ☐ ABSTAIN

II. Proposal to adopt the Amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 250,000,000 shares to 450,000,000 shares.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

III. Proposal to adopt the Amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Preferred Stock from 20,000,000 shares to 30,000,000 shares.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

IV. Proposal to adopt the Amendment to the Certificate of Incorporation of the Company to change the name of the Company to ICC Worldwide, Inc.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

V. Proposal to ratify Holt Rubenstein Reminick, LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

VI. In their discretion, such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

☐ FOR      ☐ WITHHOLD AUTHORITY

The shares of Common Stock represented by this Proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted FOR the proposal.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on November 27, 2007and the Proxy Statement of the Company, each dated October 29, 2007.

The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

Dated:

Signature

Signature, if held jointly

Title (if applicable)

Please date, sign exactly as your name appears on this Proxy and promptly return in the enclosed envelope. In the case of joint ownership, each joint owner must sign. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person.